                                                                    EXHIBIT 12.1

                      Visteon Corporation and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (in millions)


                                                                  For the Years Ended December 31,
                                                    2005       2005       2004       2003       2002       2001
                                                  -------    -------    -------    -------    -------    -------
Earnings
--------

Income/(loss) before income taxes,
  minority interest and change in accounting      $    44    $  (173)   $  (539)   $(1,194)   $  (160)   $  (164)

Earnings of non-consolidated affiliates                (7)       (25)       (45)       (55)       (44)       (24)
Cash dividends received from non-consolidated
  affiliates                                           --         48         42         35         16         12
Fixed charges                                          52        185        140        126        139        174
Amortization of capitalized interest, net of
  interest capitalized                                  2          4          1          3          1         (2)
                                                  -------    -------    -------    -------    -------    -------
   Earnings                                       $    91    $    39    $  (401)   $(1,085)   $   (48)   $    (4)
                                                  =======    =======    =======    =======    =======    =======

Fixed Charges
-------------

Interest and related charges on debt              $    47    $   158    $   109    $    97    $   109    $   139
Portion of rental expense representative of the
  interest factor                                       5         27         31         29         30         35
                                                  -------    -------    -------    -------    -------    -------
   Fixed charges                                  $    52    $   185    $   140    $   126    $   139    $   174
                                                  =======    =======    =======    =======    =======    =======

Ratios
------

Ratio of earnings to fixed charges*                   1.8        N/A        N/A        N/A        N/A        N/A


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*        For the years ended December 31, 2005, 2004, 2003, 2002 and 2001, fixed charges exceed earnings by $146 million, $541 million, $1,211 million, $187 million and $178 million, respectively, resulting in a ratio of less than one.